francesca’s® Reports Second Quarter Fiscal Year 2014

Financial Results

•	Second quarter net sales increased 9% to $97.3 million
•	Second quarter comparable sales decreased 7%
•	Second quarter diluted earnings per share were $0.24
•	Opened 75 new boutiques through the end of the second quarter

HOUSTON, TEXAS — September 9, 2014 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported net income of $10.3 million, or $0.24 diluted earnings per share, for the second quarter of 2014, compared to net income of $14.6 million, or $0.33 diluted earnings per share, for the second quarter of 2013.

Neill P. Davis, the Company’s Chief Executive Officer and President stated, “In spite of the challenging environment and after implementing the previously announced inventory disposal during the quarter, we were able to deliver diluted earnings per share of $0.24, grow net sales by 9% driven by new boutique sales and a 98% increase in our direct-to-consumer business, and open 13 new boutiques bringing the total to 75 for the year-to-date.”

“Our sales trends improved in apparel, accessories and gift in the second quarter; however, were offset by challenging results in our jewelry category. We are making progress in reversing the negative trends in jewelry as reflected in improved performance of new merchandise in late July and August. We expect the improving sales trend that started at the end of the second quarter to continue through the third quarter as jewelry sales continue to strengthen, and our customers increasingly respond to our seasonal gift and apparel assortments. Our balance sheet remains strong giving us the ability to continue to open new boutiques which are meeting our expectations of paybacks under one year while investing in the infrastructure to support our growth. Our business model remains strong and we have a significant opportunity to continue to drive improvements in sales and profits. I want to thank our team members for their hard work and dedicated service to our customers.”

SECOND QUARTER RESULTS

Net sales for the thirteen weeks ended August 2, 2014 were $97.3 million, compared to net sales of $89.6 million in the prior year quarter. The increase in second quarter sales was driven by 90 new boutiques opened since the end of the second quarter last year. 13 new boutiques were opened during the quarter bringing our year-to-date total to 75 new boutiques and a total boutique count to 526 at quarter end.

Total apparel sales increased 14%, accessories sales increased 14%, and our gift sales increased 25%. These gains were offset by a 12% decrease in jewelry sales, which contributed 6 percentage points of the total company comparable sales decrease of 7%.

Direct-to-consumer sales increased 98% versus the prior year quarter, continuing the strong performance achieved during the first quarter when sales improved 84% over the comparable period of the prior year.

Gross profit, as a percentage of net sales, decreased to 46.6% compared to 53.3% in the prior year quarter. This decrease included a 500 basis points decrease in merchandise margin due to a $2.9 million charge (300 basis points as a percentage of net sales) related to the disposal of certain slow-moving inventory, increased markdowns and promotional activities as well as a merchandise mix change to lower margin categories in the current year quarter as compared to the same period of the prior year. The remaining change is attributable to 170 basis points of deleveraging of fixed occupancy costs.

Selling, general and administrative expenses increased 21% to $28.7 million from $23.7 million in the prior year quarter. This increase was primarily due to higher boutique and corporate payroll expenses to support the larger boutique base and direct-to-consumer sales growth.

Income from operations was $16.7 million, or 17.1% of net sales, compared to income from operations of $24.1 million, or 26.9% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at quarter end were $24.9 million compared to $39.6 million at prior year quarter end. The Company paid down $10.0 million of outstanding debt during the quarter under its revolving credit facility leaving a balance of $5.0 million at quarter end. As of September 9, 2014, there was no outstanding amount under the revolving credit facility.

We ended the quarter with $30.2 million of inventory on hand, an increase of 18%, compared to $25.6 million at the end of the second quarter of 2013. The increase in inventory was due to the 21% increase in the number of boutiques in operation as compared to the end of the second quarter of 2013. Ending inventory on a per boutique basis was down 2% for the quarter, compared to the same period in 2013.

THIRD QUARTER AND FULL FISCAL YEAR 2014 GUIDANCE

For the third quarter ending November 1, 2014, net sales are expected to be between $87.0 million and $92.0 million assuming a mid- to low-single digit decrease in comparable sales. This compares to the prior year comparable sales decrease of 3% versus the third quarter of 2012. The Company plans to open 13 new boutiques during the third quarter as compared to 10 boutiques opened during the prior year quarter. Diluted earnings per share are expected to be in the range of $0.17 to $0.22.

For the full year ending January 31, 2015, net sales are now expected to be in the range of $373.0 million to $383.0 million assuming a mid- to low-single digit decrease in comparable sales. The Company plans to open approximately 88 boutiques in the fiscal year 2014. Diluted earnings per share are now expected to be in the range of $0.88 to $0.98. The number of average diluted shares for the full year assumed in guidance is expected to be 42.4 million, which excludes the impact of potential additional share repurchases during the year. The effective tax rate is estimated to be 38.2% for both the third quarter and full year.

Capital expenditures for fiscal year 2014 are now expected to be in the range of $25.5 million to $27.5 million which will be primarily spent on boutique openings and remodels, as well as investments in our merchandising and direct-to-consumer information technology systems.

Conference Call Information

A conference call to discuss second quarter 2014 results is scheduled for September 9, 2014, at 8:30 a.m. EDT. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until September 16, 2014. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 5526695. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended February 1, 2014 filed with the Securities and Exchange Commission on March 28, 2014 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward- looking statement. Financial schedules are attached to this release.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 531 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Mark Vendetti
646-277-1214	832-494-2315
Mark.Vendetti@francescas.com

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended
	August 2, 2014		August 3, 2013		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points

Net sales	$97,319	100.0%	$89,566	100.0%	$7,753	9%	-
Cost of goods sold and occupancy costs	52,004	53.4%	41,810	46.7%	10,194	24%	670
Gross profit	45,315	46.6%	47,756	53.3%	(2,441)	(5)%	(670)
Selling, general and administrative expenses	28,653	29.4%	23,683	26.4%	4,970	21%	300
Income from operations	16,662	17.1%	24,073	26.9%	(7,411)	(31)%	(980)
Interest expense	(169)	(0.2)%	(117)	(0.1)%	(52)	44%	(10)
Other income	56	0.1%	121	0.1%	(65)	(54)%	-
Income before income tax expense	16,549	17.0%	24,077	26.9%	(7,528)	(31)%	(990)
Income tax expense	6,242	6.4%	9,458	10.6%	(3,216)	(34)%	(420)
Net income	$10,307	10.6%	$14,619	16.3%	$(4,312)	(29)%	(570)

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings (loss) per common share	$0.24	$0.33

Weighted average diluted shares outstanding:	42,367	44,905

Comparable sales change	(7)%	(1)%

	Twenty Six Weeks Ended
	August 2, 2014		August 3, 2013		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points

Net sales	$182,743	100.0%	$168,554	100.0%	$14,189	8%	-
Cost of goods sold and occupancy costs	95,596	52.3%	79,426	47.1%	16,170	20%	520
Gross profit	87,147	47.7%	89,128	52.9%	(1,981)	(2)%	(520)
Selling, general and administrative expenses	56,465	30.9%	47,034	27.9%	9,431	20%	300
Income from operations	30,682	16.8%	42,094	25.0%	(11,412)	(27)%	(820)
Interest expense	(390)	(0.2)%	(233)	(0.1)%	(157)	67%	(10)
Other income	159	0.1%	204	0.1%	(45)	(22)%	-
Income before income tax expense	30,451	16.7%	42,065	25.0%	(11,614)	(28)%	(830)
Income tax expense	11,584	6.3%	16,509	9.8%	(4,925)	(30)%	(350)
Net income	$18,867	10.3%	$25,556	15.2%	$(6,689)	(26)%	(490)

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings (loss) per common share	$0.45	$0.57

Weighted average diluted shares outstanding:	42,364	44,894

Comparable sales change	(7)%	0%

Francesca’s Holdings Corporation

Unaudited Consolidated Balance Sheets

(In thousands)

	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS
Current assets:
Cash and cash equivalents	$24,861	$37,498	$39,550
Accounts receivable	9,905	8,984	6,549
Inventories	30,191	24,614	25,590
Deferred income taxes	4,726	4,565	3,750
Prepaid expenses and other current assets	6,965	6,764	5,011

Total current assets	76,648	82,425	80,450
Property and equipment, net	71,217	64,131	56,268
Deferred income taxes	4,562	2,335	3,741
Other assets, net	1,538	1,654	2,132

TOTAL ASSETS	$153,965	$150,545	$142,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,380	$10,207	$5,867
Accrued liabilities	9,088	9,823	8,496
Total current liabilities	20,468	20,030	14,363
Landlord incentives and deferred rent	33,097	27,448	27,475
Long-term debt	5,000	25,000	—
Total liabilities	58,565	72,478	41,838

Commitments and contingencies

Stockholders’ equity:
Common stock - $.01 par value, 80.0 million shares authorized; 45.5 million, 45.2 million and 44.1 million shares issued at August 2, 2014, February 1, 2014 and August 3, 2013, respectively.	455	452	441
Additional paid-in capital	104,925	101,192	88,299
Retained earnings	50,163	31,296	12,013
Treasury stock, at cost – 3.2 million, 2.9 million and 0 shares held at August 2, 2014, February 1, 2014 and August 3, 2013, respectively.	(60,143)	(54,873)	—
Total stockholders’ equity	95,400	78,067	100,753

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$153,965	$150,545	$142,591

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Twenty Six Weeks Ended
	August 2, 2014	August 3, 2013
Cash Flows From Operating Activities:
Net income	$18,867	$25,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	6,244	4,774
Stock-based compensation expense	1,629	1,953
Excess tax benefit from stock-based compensation	(775)	(2,828)
Inventory write-off	2,731	—
Loss on sale of assets	121	136
Amortization of debt issuance costs	122	147
Deferred income taxes	(2,388)	(1,628)
Changes in operating assets and liabilities:
Accounts receivable	(146)	(4,045)
Inventories	(8,308)	(6,541)
Prepaid expenses and other assets	(208)	(968)
Accounts payable	1,480	(2,491)
Accrued liabilities	(735)	657
Landlord incentive and deferred rent	5,649	5,383
Net cash provided by operating activities	24,283	20,105

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(13,759)	(11,622)
Proceeds from sale of assets	2	3
Net cash used in investing activities	(13,757)	(11,619)

Cash Flows Provided by (Used in) Financing Activities:
Repayments of borrowings under the revolving credit facility	(20,000)	—
Repurchases of common stock	(5,270)	—
Proceeds from the exercise of stock options	1,332	639
Taxes paid related to net settlement of equity awards	—	(2,280)
Excess tax benefit from stock-based compensation	775	2,828
Net cash provided by (used in) financing activities	(23,163)	1,187

Net increase (decrease) in cash and cash equivalents	(12,637)	9,673
Cash and cash equivalents, beginning of year	37,498	29,877
Cash and cash equivalents, end of period	$24,861	$39,550

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$9,413	$17,647
Interest paid	$288	$81

Francesca’s Holdings Corporation

Supplemental Information

Sales by Merchandise Category

	Thirteen Weeks Ended		Variance
	August 2, 2014	August 3, 2013	In Dollars	%
	(in thousands, except percentages)
Apparel	$52,128	$45,613	$6,515	14%
Jewelry	20,594	23,448	(2,854)	(12)%
Accessories	14,526	12,763	1,763	14%
Gifts	9,865	7,874	1,991	25%
Merchandise sales	97,113	89,698	7,415	8%
Others(1)	206	(132)	338	(256)%
Net sales	$97,319	$89,566	$7,753	9%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results

	FY 2014
	Transactions (1)	Average Transaction Value (2)
Q1	(7)%	0%
Q2	(7)%	0%

(1)	The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of-sale system for which a receipt was issued.
(2)	Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales

	FY 2012(1)	FY 2013(2)	FY 2014
Q1	16%	2%	(7)%
Q2	21%	(1)%	(7)%

(1)	Beginning in the first quarter of fiscal year 2013, comparable sales results include our direct-to-consumer sales. To facilitate comparability with the prior year period, prior year comparable sales results was recalculated and now includes direct-to-consumer sales results.
(2)	The 53rd week in fiscal 2012 caused a one-week shift in our 2013 fiscal calendar, resulting in the first quarter of fiscal year 2013 being later by one week relative to the quarter-ending date in fiscal year 2012 (“retail calendar shift”). Our reported comparable sales results for fiscal 2012 were adjusted for this retail calendar shift.